Exhibit 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors of
The Toro Company:
We consent to incorporation by reference in the Registration Statement (No. 333-119506) on Form S-8 of The Toro Company, of our report dated August 3, 2005, relating to the statement of net assets available for benefits of The Toro Company Profit-Sharing Plan for Plymouth Union Employees as of December 31, 2004, the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental schedule as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 11-K of The Toro Company Profit-Sharing Plan for Plymouth Union Employees.

/s/ KPMG LLP

Minneapolis, Minnesota
August 10, 2005